Exhibit 99.1

IntelGenx Founder Returns as President and CEO

Saint Laurent, Quebec - October 2, 2014 - Saint Laurent, Quebec - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx") today announced that its board of directors unanimously decided to appoint the company’s founder, Dr. Horst G. Zerbe, as President and Chief Executive Officer. Dr. Zerbe led the company in the same roles from April 2006 to December 2013 and also has been serving as interim President and CEO since July 2014.

“As both a pioneer and expert in drug delivery systems, there is no better decision we could have made than to have Dr. Zerbe return to the helm of IntelGenx, said J. Bernard Boudreau, IntelGenx’ Vice-Chairman of the Board. “We are confident in his ability to move the company forward and create shareholder value.”

Dr. Zerbe has more than 30 years’ experience in Pharmaceutical R&D, technology management, business development and corporate management.

“During my entire professional carrier, and particularly since founding IntelGenx in 2003, it has been my goal to develop novel drug delivery systems that are of significant benefit to patients,” said Zerbe. “Although I have remained an integral part of company strategy and operations since its inception, I now look forward to once again leading IntelGenx as we bring our proprietary technologies into new markets and move the company towards revenue growth and profitability.”

Prior to founding IntelGenx, Dr. Zerbe served as the president of Smartrix Technologies Inc. in Montreal, and as Vice President of R&D at LTS Lohmann Therapy Systems in West Caldwell, NJ. Dr. Zerbe holds more than 40 patents in drug delivery related fields and has published numerous scientific papers in recognized journals.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Investor Contact:	Company Contact:

COCKRELL GROUP	Paul A. Simmons
T: 877.889.1972	Chief Financial Officer
investorrelations@thecockrellgroup.com	IntelGenx Technologies Corp.
cockrellgroup.com	T: +1 514-331-7440
F: +1 514-331-0436
intelgenx.com